Exhibit 10.1

Execution Version

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

DATED	2021

(1)   KREOS CAPITAL VI (UK) LIMITED

(2)   Kreos Capital 2020 Opportunity (UK) Limited

(3)   THE COMPANIES LISTED IN PART 1 OF SCHEDULE 1 HERETO (AS BORROWER)

(4)   THE COMPANIES LISTED IN PART 2 OF SCHEDULE 1 HERETO (AS ORIGINAL GUARANTORS)

AGREEMENT FOR THE PROVISION OF LOAN FACILITIES OF
UP TO THE EURO EQUIVALENT OF $75,000,000

AGREEMENT FOR THE PROVISION OF LOAN FACILITIES
OF UP TO THE EURO EQUIVALENT OF $75,000,000

DATED	2021

Between

(1)	KREOS CAPITAL VI (UK) LIMITED, a company incorporated in England and Wales under registration number 11535385 whose registered office is at Amf Building, 25 Old Burlington Street, London, United Kingdom, W1S 3AN ("Kreos"); and

(2)	KREOS CAPITAL 2020 OPPORTUNITY (UK) LIMITED, a company incorporated in England and Wales under registration number 13106037 whose registered office is at 25-28 Old Burlington Street, London, England, W1S 3AN ("Kreos2020"),

(the "Lenders", which expression shall include its successors and assigns),

(3)	The Company listed in Part 1 of Schedule 1 (Obligors) (the "Borrower"); and

(4)	The Companies listed in Part 2 of Schedule 1 (Obligors) (the "Original Guarantors").

WHEREAS:

(A)	The Borrower wishes to borrow up to the Total Loan Facilities (as defined below) and the Lenders wish to make the Total Loan Facilities available to the Borrower on the terms of this agreement (this "Loan Agreement").

(B)	The monies borrowed by the Borrower under this Loan Agreement are secured by the Security Interests created under the Security Documents and are guaranteed by the Guarantors.

LOAN FACILITIES TERMS:

Total Loan Facilities

An amount of up to the Euro Equivalent of $75,000,000 (the "Total Loan Facilities") which is split into three (3) tranches:

Tranche A Facility: up to the Euro Equivalent of $25,000,000 (the "Tranche A Facility").

Tranche B Facility: up to the Euro Equivalent of $25,000,000 (the "Tranche B Facility").

Tranche C Facility: up to the Euro Equivalent of $25,000,000 (the "Tranche C Facility").

Availability Period

The Tranche A Facility shall be available to be drawn upon and from the execution of this Loan Agreement until 31 December 2021.

The Tranche B Facility shall be available to be drawn upon from the execution of this Loan Agreement until 30 June 2022 subject to the satisfaction of the Tranche B Conditions.

The Tranche C Facility shall be available to be drawn upon from the execution of this Loan Agreement until 31 December 2022 subject to the satisfaction of the Tranche C Conditions.

Advance Payment

In relation to any of the Loan Facilities, the final monthly repayment amount (comprising principal and interest) calculated on the basis of a 36 month amortisation period as at the date of this Loan Agreement and as set out in the relevant Repayment Schedule.

Repayment Terms

The Borrower shall make interest only payments on each Monthly Repayment Date during the Initial Interest Only Period. Thereafter, the Borrower shall make 36 payments of principal and interest.

Upon receipt of the FDA Approval, the Initial Interest Only Period shall be extended to 31 December 2023. Thereafter, the Borrower shall make 24 monthly payments of principal and interest.

Upon the occurrence of the Revenue Milestone, the First Extended Interest Only Period shall be extended to 31 December 2024. Thereafter, the Borrower shall make 12 monthly payments of principal and interest.

Transaction Fee

A Transaction Fee of 1.00% of the Total Loan Facilities which is fully earned and shall be invoiced to the Borrower, by the Lenders, as at the date hereof but which is payable by the Borrower within 60 calendar days of the execution of this Loan Agreement.

Minimum Drawdown Amount	The minimum drawdown amount under any of the Loan Facilities is the Euro Equivalent of $5,000,000.

1.	DEFINITIONS

In this Loan Agreement, including the recitals set out above, unless otherwise defined:

"Acceleration Notice" has the meaning given in Clause 12.2(b) (Lenders' Rights);

"Accession Deed" means an accession deed in substantially the form as set out in Schedule 3 (Form of Accession Deed);

"Accounts" means the audited annual consolidated profit and loss account and balance sheet of the Borrower for the period ended on 31 December;

“Accounting Standards” means International Financial Reporting Standards or such other internationally recognized accounting standards such as United States Generally Accepted Accounting Principles, in any case, consistently applied by the applicable Selling Parties;

"Advance Payment" has the meaning given in Clause 5.1 (Advance Payment) and is in the amount set forth above under the same heading in the "Loan Facility Terms";

"Affiliate" as to any entity means any other entity that, directly or indirectly, controls, is controlled by or is under common control with such entity;

For the purposes of this definition, "control" refers to any of the following: (i) direct or indirect ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest with the power to direct management in the case of any other type of legal entity; (ii) status as a general partner in any partnership; or (iii) any other arrangement where an entity possesses, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise;

"Applicable Interest Rate" means 9.0% which shall be reduced on and from the satisfaction of the Interest Reduction Milestone or 7.95%;

"Assignee" has the meaning given in Clause 19.5 (Changes to the parties);

"Availability Period" has the meaning given to it in the "Loan Facilities Terms";

"Budget" has the meaning given in Clause 11.1(n) (Undertakings);

"Business Day" means any day on which banks are generally open for business in London and Stockholm other than a Saturday or Sunday or a public holiday in England or Sweden;

"Capitalised PIK Interest" has the meaning given in Clause 8.1 (Interest);

"Change of Control" has the meaning as given in Clause 12.1(l) (Events of Default);

"Charged Assets" means the assets and undertaking charged or to be charged to or otherwise subject to security in favour of the Lenders from time to time pursuant to the Security Documents;

"Combined Loan Economics" means the aggregate of the following paid to the Lenders during the relevant period:

(a)	payments of principal and interest;

(b)	any prepayment fees in accordance with Clause 6(b)(i) (Prepayments);

(c)	the Transaction Fee;

(d)	any Success Fee; and

(e)	any fees and costs paid by the Borrower to the Lenders in relation to any amendments to this Loan Agreement (and shall not include documentary, legal and any other costs payable to the Lenders under the Finance Documents);

"Commitment" means in relation to:

(a)	Kreos, an amount equal to 2/3 of the Total Loan Facilities; and

(b)	Kreos2020, an amount equal to 1/3 of the Total Loan Facilities;

"Contractual Currency" has the meaning given in Clause 5.3 (Contractual Currency);

"Drawdown" means the drawdown of a Loan under the Loan Facilities;

"Drawdown Date" means, unless otherwise provided herein, the date on which a Loan is actually advanced to the Borrower by the Lenders;

"Drawdown Notice" means a drawdown notice served in accordance with Clause 3.2 (Date of Advance(s) of a Loan) in the form attached hereto as Schedule 2 (Form Of Drawdown Notice) (as may be amended with the prior written consent of the Lenders);

"Euro Equivalent" means with respect to a currency amount other than in Euro, at any time of determination (which at the date of a Drawdown Notice shall be the date of submission of such Drawdown Notice) agreed by the Lenders and the Borrower (acting reasonably) and, if not agreed, the amount of Euro obtained by converting such currency other than Euro involved in such computation into Euro at the spot rate for the purchase of Euro with the applicable currency other than Euro as published in the Financial Times in the "Currency Rates" section (or if the Financial Times is no longer published or such information is no longer available such source as may be mutually agreed to between the Lenders);

"Event of Default" means any of the events or circumstances described in Clause 12 (Events of Default);

"FDA" means the Food and Drug Administration of the United States and any successor agency thereto;

"FDA Approval" means approval of the Product pursuant to the FDA's Accelerated Approval Programme which includes the treatment of primary IgA nephropathy and for which the applicable label does not contain any so-called “black box” warning or other contraindications other than [***];

"Final Repayment Date" means 1 December 2025;

"Finance Documents" means:

(a)	this Loan Agreement;

(b)	the Security Documents; and

(c)	any other document designated as such by the Borrower and the Lenders in writing;

"First Extended Interest Only Period" means the period beginning on the expiry of the Initial Interest Only Period until 31 December 2023;

"Financial Indebtedness" means:

(a)	indebtedness for monies borrowed;

(b)	finance or capital leases;

(c)	receivables sold or discounted on a recourse basis;

(d)	other transactions or arrangements having the commercial effect of borrowing;

(e)	the market to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price;

(f)	counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution; and

(g)	liabilities under guarantees or indemnities for any of the obligations referred to in items (a) to (e) (without double counting);

"Genkyotex SA" a company incorporated in France, RCS Thonon-les-Bains 439 489 022, with its headquarters at 218 Avenue Marie Curie - Forum 2, Archamps Technopole, 74166 Saint-Julien-en-Genevois Cedex, France;

"Genkyotex Suisse SA" means Genkyotex Suisse SA a company incorporated in Switzerland, with UID Number CHE-112.747.508 and having its registered addressed at 16 Chemin Des Aulx, 1228 Plan-les-Ouates 1228, Switzerland;

"Group" means the Borrower and its respective subsidiaries from time to time and "Group Company" means any member of the Group;

"Group Structure Chart" means the group structure chart provided to the Lenders by the Borrower in accordance with Clause 3.5 (Conditions Precedent);

"Guarantor" means each Original Guarantor and any party that accedes to this Loan Agreement by executing an Accession Deed as a guarantor from time to time;

"Guaranty Agreement" means a New York law guaranty agreement dated on or around the date of this Loan Agreement, granted by the Borrower and the Guarantors in favour of the Lenders;

"IBA Rules" means the rules published by the International Bar Association on the Taking of Evidence in International Commercial Arbitration from time to time;

"Initial Interest Only Period" means the period beginning on the first Drawdown Date until 31 December 2022;

"Intellectual Property" means copyrights and related rights (including, without limitation, rights in computer software), patents, supplementary protection certificates, utility models, trademarks, trade names, service marks, domain name registrations, registered and unregistered rights in designs, database rights, semi-conductor topography rights, plant variety rights, rights protectable by the law of passing off or by laws against unfair competition, rights in undisclosed or confidential information (such as know-how, trade secrets and inventions (whether patentable or not)), and other similar intellectual property rights (whether registered or not) and applications for such rights as may exist anywhere in the world;

"Interest Only Period" means the Initial Interest Only Period, the First Extended Interest Only Period and the Second Extended Interest Only Period (as applicable);

"Interest Reduction Milestone" has the meaning given to such term in Clause 8.5 (Interest);

"Interim Payment" means the payment in respect of the period from and including each Drawdown Date (where the Drawdown Date is not the first Business Day of a calendar month) to and including the First Monthly Repayment Date being the amount of interest accruing at the Applicable Interest Rate on the amount drawn down for the period from the, and including the, Drawdown Date to the First Monthly Repayment Date;

"Intellectual Property Security Agreement" means a New York law security agreement dated on or around the date of this Loan Agreement, granted by the Borrower and the Guarantor in favour of the Lenders;

“Legal Reservations” means:

(a)	the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, examinership, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)	the time barring of claims under applicable limitation laws and defences of acquiescence, set off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void;

(c)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; or

(d)	the principle that the creation or purported creation of a Security Interest over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which that Security Interest has purportedly been created;

"Lenders' Auditor" has the meaning given in Clause 5.2(c) (Repayments);

"Licensees" means, with respect to the Product, any person or entity to whom any Selling Parties have granted a license or sublicense or other right (including without limitation by way of merger, demerger, consolidation, purchase, sale or other direct or indirect transfer) to develop, have developed, make, have made, seek Product regulatory approvals for, distribute, use, have used, import, sell, offer to sell, have sold and/or otherwise commercialize such Product; it being understood and agreed that "Licensees" shall exclude distributors who are Third Parties and purchase Product in final finished form from any Selling Parties for resale and do not market such Product or perform any manufacturing or development activities;

"Loan" means a loan to be made in accordance with the terms of this Loan Agreement;

"Loan Facilities" means the loan facilities that are set out in this Loan Agreement;

"Loan Term" means in relation to a Loan the period commencing on the first Drawdown Date and ending on the relevant Final Repayment Date;

"Minimum Drawdown Amount" means the amount set forth under the heading "Minimum Drawdown Amount" in the "Loan Facilities Terms";

"Monthly Repayment Date" means the first Business Day of a calendar month, and "First Monthly Repayment Date" shall mean the first Monthly Repayment Date being either (i) the Drawdown Date (where the Drawdown Date is the first Business Day of a calendar month); or (ii) the first Business Day of the next calendar month following the Drawdown Date (where the Drawdown Date is not the first Business Day of a calendar month);

"Net Sales" means, with respect to the Product, the gross amount billed or invoiced or otherwise recognized as revenue by the Group and any Licensees and Affiliates (individually and collectively, the "Selling Parties") in accordance with Accounting Standards in respect of sales or other dispositions of the Product in the Territory during a relevant period, less the following deductions to the extent included in the gross amount billed or invoiced in respect of sales or other dispositions of the Product or otherwise recognized as revenue by the Selling Parties in accordance with Accounting Standards during a relevant period: (a) rebates, credits or allowances actually granted for damaged or defective products, returns or rejections of Products or recalls, or for retroactive price reductions and billing errors; (b) normal and customary trade, cash, quantity and other customary discounts, allowances and credits (including chargebacks) given to Third Parties in the ordinary course of business; (c) excise taxes, sales taxes, duties, VAT taxes and other taxes to the extent imposed upon and paid with respect to the sales price (but excluding in each case taxes based on income); (d) freight, postage, shipping and shipping insurance expense and other transportation charges directly related to the distribution of the Product; (e) rebates made with respect to sales paid for by managed health care organizations; and (f) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the Product. There should be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate "Net Sales" hereunder. The calculations set forth in this definition shall be determined in accordance with Accounting Standards consistently applied.

For the purposes of this definition, in the event of a sale of a Product for consideration other than cash, the cash price that would be paid for a Product in an arm’s length transaction between two unrelated parties, using the average per unit Net Sales price for all arm’s length transactions in the Territory the relevant period;

"Obligor" means each Borrower and each Guarantor;

"Parties" means the parties to this Loan Agreement and "Party" shall mean any one of them;

"Perfection Requirements" means the making or the procuring of the appropriate registrations, filing, endorsements, acknowledgements, notarisation, stampings and/or notifications of the Security Documents and/or the Security Interests created thereunder;

"Permitted Financial Indebtedness" means any financial indebtedness of a Group Company:

(a)	under the Finance Documents;

(b)	owed to any other Group Company;

(c)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade, but not a foreign exchange transaction for investment or speculative purposes;

(d)	arising under or issued pursuant to any facility made available to any member of the Group for working capital and/or general corporate purposes of the Group, including any of the following (or any combination of the following) an overdraft, cheque clearing, automatic payment or other current account facility, a guarantee, bonding or documentary or stand by letter of credit facility, a derivatives facility, a foreign exchange facility or any other facility or accommodation as may be required in connection with the ordinary course of business of the Group;

(e)	constituting overdrafts or other fluctuating debit balances in the normal operation of the Group’s business where such amounts are fully offset by credit balances on other accounts maintained with the relevant bank in accordance with standard terms for netting provided that any resulting exposures from one member of the Group to another member of the Group in respect of ordinary course banking activities;

(f)	to the extent constituting Financial Indebtedness, leases of real estate and/or premises by a Group Company in connection with the ordinary course of business of the Group;

(g)	owing under finance or capital leases or hire purchase contracts of vehicles, plant, equipment, computers or other assets, provided that the aggregate capital value of all such items so leased or hired under outstanding leases and hire purchase contracts by members of the Group in connection with the ordinary course of business of the Group;

(h)	including unsecured Financial Indebtedness to trade creditors incurred in the ordinary course of business (including, without limitation, cash rebates and discounts to suppliers);

(i)	owing under any documentary letter of credit, surety bond or any other instrument issued by a bank or financial institution in favour of a state pharmaceutical regulatory authority in the United States to guarantee the Borrower's performance obligations under or in connection with authorizations, licenses or permits granted by such authority;

(j)	including any other Financial Indebtedness up to a maximum principal amount of [***] provided that any such indebtedness is subordinated, on terms satisfactory to the Lenders, acting in their sole discretion; and

(k)	including any other indebtedness incurred by a Group Company with the prior written consent of the Lenders;

"Product" means Nefecon, as described in more detail in Schedule 4 (Product), including any improvements or modifications thereof, all dosage forms, formulations, combinations, presentations and package configurations;

"Registered Intellectual Property" means:

(a)	a patent registered in the United States with patent number 8491932 owned by Kyowa Kirin Services Ltd and the Borrower;

(b)	the trademark with serial number 87732029 and registered number 5734840 owned by the Borrower;

(c)	the Borrower’s trademark called “[***]” to be registered in the United States with serial number [***];

(d)	the Borrower’s trademark called “[***]” to be registered in the United States with serial number [***];

(e)	the Borrower’s trademark called “[***]” to be registered in the United States with serial number [***];

(f)	the Borrower’s trademark called “Calliditas Therapeutics” to be registered in the United States with serial number 88294772; and

(g)	the Borrower’s trademark called “Calliditas” to be registered in the United States with serial number 87732055;

"Repayment Schedule" means the repayment schedule issued by the Lenders prior to each Drawdown Date of a Loan as may be revised by the Lenders from time to time;

"Revenue Certificate" has the meaning given to it in Clause 5.2(c) (Repayments);

"Revenue Milestone" achievement by the Borrower of aggregate Net Sales for any Trailing 12 Calendar Month Period which ends on a date that is on or after [***] but before [***], of at least [***];

"Sanctions" means any economic or financial sanctions, trade embargoes, laws, regulations or restrictive measures imposed, administered or enforced from time to time by:

(a)	the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the U.S. Department of State);

(b)	the United Nations;

(c)	the European Union;

(d)	Her Majesty's Treasury, and the Foreign, Commonwealth and Development Office of the United Kingdom; or

(e)	any other relevant authority;

"Security Documents" means the following documents granted in favour of the Lenders;

(a)	the Intellectual Property Security Agreement;

(b)	the Guaranty Agreement; and

(c)	any other documents designated as such by the Borrower and the Lenders in writing;

"Security Interest" means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, hypothecation, transfer, assignment (by way of security or otherwise), trust arrangement, title retention or encumbrance or enforceable right of a third party, any other type of security interest or preferential arrangement having a similar effect to any of the foregoing or in the nature of security of any kind whatsoever and in any jurisdiction;

"Second Extended Interest Only Period" means the period beginning on the expiry of the First Interest Only Period until 31 December 2024;

"Security Period" means the period commencing on the first Drawdown Date and ending on the date on which all amounts due and payable (including, without limitation, the Success Fee) by the Borrower under this Loan Agreement and the Security Documents have been irrevocably repaid in full;

"Swedish Guarantor" has the meaning given in Clause 9.13 (Guarantee and Indemnity);

"Targit Licence" means the licence and transfer agreement dated 28 June 2011, between the Borrower and Archimedes Development Limited;

"Tax Deduction" means a deduction or withholding for, or on account of, Tax from a payment under the Finance Documents;

"Taxes" means all present and future income, value added and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes (other than taxes on the profits of the Lenders) whatsoever together with interest thereon and penalties with respect thereto made on or in respect thereof and "Tax" shall be construed accordingly;

"Territory" means the United States of America and its territories and possessions;

“Third-Party” means any person or entity other than the Borrower or any of its Affiliates;

"Total Loan Facilities" has the meaning given to that term in the "Loan Facilities Terms";

"Tranche" means each of the Tranche A Facility, Tranche B Facility and Tranche C Facility;

"Tranche A Facility" has the meaning given to that term in the "Loan Facilities Terms";

"Tranche B Facility" has the meaning given to that term in the "Loan Facilities Terms";

"Tranche B Conditions" means:

(a)	FDA Approval has been received by the Borrower; and

(b)	Drawdown in full by the Borrower of the Tranche A Facility;

"Tranche C Conditions" means:

(a)	Drawdown in full by the Borrower of the Tranche A Facility;

(b)	Drawdown in full by the Borrower of the Tranche B Facility;

(c)	receipt by the Borrower of the FDA Approval;

(d)	that the Borrower has not, nor has any Group Company received, any warning from the FDA or any adverse communications in respect of the FDA Approval which indicates that the FDA Approval, as received by the Borrower, may be revoked or limited (as compared to the FDA Approval that was originally received by the Borrower) in any material respect which, in the opinion of the Lenders (in their sole discretion, acting reasonably) would or would reasonably be expected to have a material adverse effect on an Obligor's ability to perform its payment obligations under the Finance Documents;

(e)	the Lenders being satisfied (in their sole discretion, acting reasonably) that the Borrower has achieved Net Sales from the date of this Loan Agreement are at least [***]; and

(f)	the Lenders being satisfied (in their sole discretion, acting reasonably) the ratio of the aggregate of all Loans, including any Loans requested by the Borrower under the Tranche C Facility, outstanding to the Borrower's market capitalisation does not exceed [***] where market capitalisation is calculated on the basis of 30 day volumed weighted average price on the Drawdown Date of the proposed Loan under the Tranche C Facility;

"Tranche C Facility" has the meaning given to that term in the "Loan Facilities Terms";

"Transaction Fee" the amount set forth above under the heading "Loan Facilities Terms";

"US Accounts" means:

(a)	a bank account titled "Calliditas NA Enterprises Inc" and held with [***] with account number [***];

(b)	a bank account titled "Calliditas Therapeutics US Inc" held with [***] with account number [***];

(c)	a bank account titled "CT Receivables (Calliditas)" held with [***] with account number [***]; and

(d)	a bank account titled "Calliditas Therapeutics Inc (name changed July 1st to Calliditas NA Enterprises Inc)" held with [***] with account number [***];

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)	value added tax as provided for in the Value Added Tax Act 1994; and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

2.	INTERPRETATION

In this Loan Agreement (unless the context requires otherwise) any reference to:

2.1	any law or legislative provision includes a reference to any subordinate legislation made under that law or legislative provision before the date of this Loan Agreement, to any modification, re-enactment or extension of that law or legislative provision made before that date and to any former law or legislative provision which it consolidated or re-enacted before that date;

2.2	any gender includes a reference to other genders and the singular includes a reference to the plural and vice versa;

2.3	a clause or Schedule is to a clause or schedule (as the case may be) of or to this Loan Agreement;

2.4	any "Lender" or "Lenders" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

2.5	a "person" shall be construed as including a reference to an individual, firm, company, corporation, partnership, unincorporated body of persons or any country (or state thereof or any agency thereof);

2.6	a "party" shall include that party's successors, permitted assigns and permitted transferees;

2.7	an "amendment" includes a supplement, novation, variation or re-enactment in writing and "amended" is to be construed accordingly;

2.8	"assets" includes present and future properties, undertakings, revenues, rights and benefits of every description;

2.9	an "authorisation" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

2.10	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

2.11	"holding company" means, in relation to a person, any other person in respect of which it is a subsidiary;

2.12	"subsidiary" means:

(a)	means a subsidiary company within the meaning of section 1159 of the Companies Act 2006; and/or

(b)	any entity of which more than 50% of the voting stock or other equity is directly or indirectly controlled by another person;

2.13	a time of day is to London unless otherwise specified;

2.14	(or to any specified provision of) this Loan Agreement, any other document or a provision of any other document, shall be construed as a reference to this Loan Agreement, that document or a provision of that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties or (where such consent is, by the terms of this Loan Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Lenders;

2.15	"other" and "otherwise" are not to be construed ejusdem generis with any foregoing words where a wider construction is possible and "including" and "in particular" are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words;

2.16	a document being in "agreed form" is a document which is previously agreed in writing by or on behalf of the Lenders, and, if not so agreed, is in the form specified by the Lenders;

2.17	"$" or "USD" is the official currency of the United States of America;

2.18	"€", "EUR" or "Euro" is the official currency of the EU member states who have adopted it;

2.19	any reference to an Event of Default being "continuing" is a reference to an Event of Default which has occurred following the expiry of any applicable grace period that has not been (i) remedied; or (ii) waived by the Lenders; and

2.20	headings in this Loan Agreement are inserted for convenience only and do not form part of this Loan Agreement and do not affect its interpretation.

Swedish terms

2.21	Notwithstanding anything to the contrary set out herein or in any other Finance Document:

(a)	any obligation for any entity incorporated in Sweden (being a "Swedish Loan Party") to act as trustee shall be an obligation to act as agent and the obligation to hold assets on trust shall be an obligation not to hold such assets on trust but to hold such assets as agent;

(b)	a "receiver", "trustee" or "custodian" includes (a) ‘rekonstruktör’ under the Swedish Company Reorganisation Act, (b) ‘konkursförvaltare’ under the Swedish Bankruptcy Act, or (c) ‘likvidator’ under the Swedish Companies Act;

(c)	a "merger", "consolidation" or "amalgamation" includes any ‘fusion’ implemented in accordance with Chapter 23 of the Swedish Companies Act;

(d)	a "winding-up", "liquidation" or "dissolution" includes ‘frivillig likvidation’ or ‘tvångslikvidation’ under Chapter 25 of the Swedish Companies Act, a “bankruptcy” includes a ‘konkurs’ under the Swedish Bankruptcy Act and a “reorganization” includes a ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act; and

(e)	an insolvency includes such entity being subject to ‘konkurs’ under the Swedish Bankruptcy Act, “företagsrekonstruktion” under the Swedish Company Reorganisation Act or ‘tvångslikvidation’ under Chapter 25 of the Swedish Companies Act.

3.	LOAN FACILITies

3.1	Lenders' Commitment

(a)	Subject to Clause 3.5 below, the Lenders shall and hereby agree to make available to the Borrower the Loan Facilities under and subject to the terms of this Loan Agreement, to be drawn down in accordance with Clause 3.2 (Date of Advance(s) of a Loan).

(b)	The Lenders shall not be under any commitment to advance any Loan or any part thereof after the expiry of the relevant Availability Period or earlier upon termination of the Loan Facilities in accordance with the terms of this Loan Agreement.

(c)	The undrawn portion (if any) of the Loan Facilities shall be cancelled after the expiry of the relevant Availability Period, whereupon a relevant Loan Facility and the Total Loan Facilities shall be reduced accordingly.

(d)	In granting the Loan Facilities the Lenders are relying on the representations and warranties contained in Clause 10 (Representations and Warranties).

(e)	The Lenders shall each advance any requested Loan, pro rata to the Lenders' Commitment, pursuant to any Drawdown Notice subject to the terms of this Loan Agreement.

(f)	Each Loan made under the Loan Facilities shall be secured by the Security Documents.

3.2	Date of Advance(s) of a Loan

(a)	Subject to Clause 3.1(b) and to the satisfaction of the conditions set forth in Clauses 3.4 (Termination of Modification of Funding), 3.5 (Conditions Precedent to the Tranche A Facility), 3.6 (Conditions Precedent to the Tranche B Facility) and 3.7 (Conditions Precedent to the Tranche C Facilities) (as applicable), each Loan shall be advanced and made available to the Borrower within 30 calendar days (or such shorter period as the Lenders may agree in writing) from receipt by the Lenders of an executed Drawdown Notice.

(b)	A Borrower may request a Loan by delivering a completed Drawdown Notice to the Lenders by no later than 12.00pm 30 calendar days prior to the proposed Drawdown Date.

(c)	Once a Drawdown Notice has been delivered to the Lenders, it is irrevocable.

(d)	Each Loan requested to be advanced pursuant to a Drawdown Notice shall be in an amount equal to or greater than the Minimum Drawdown Amount.

(e)	If any Drawdown Date is not a Monthly Repayment Date, a Borrower shall pay to the Lenders, on the Drawdown Date (by way of deduction by the Lenders of the amount of the Loan actually advanced to that Borrower), an Interim Payment.

(f)	The Lenders shall each advance any requested Loan, pro rata to the Lenders' Commitment, pursuant to any Drawdown Notice subject to the terms of this Loan Agreement.

(g)	The Borrower may make an election in any Drawdown Notice that the Borrower may pay part of the interest accrued in relation to such Loan by compounding such interest (a "PIK Election"). If a Drawdown Notice does not include such an election all accrued interest shall be paid in cash only. A PIK Election shall be irrevocable.

3.3	Method of Disbursement

The payment by the Lenders to the account specified in the Drawdown Notice shall constitute the making of the Loan (or relevant part thereof) and the relevant Borrower shall thereupon become indebted, as principal and direct obligor, to the Lenders in an amount equal to the Loan (or the relevant part thereof).

3.4	Termination or Modification of Funding

Each Lenders' commitment to advance each Loan, pro rata to the Lenders' Commitment, in accordance with the terms of this Loan Agreement, is limited to: (i) in relation to the Tranche A Facility, the Tranche A Facility amount, (ii) in relation to the Tranche B Facility, the Tranche B Facility amount, (iii) in relation to the Tranche C Facility, the Tranche C Facility amount, and (iv) aggregate to the amount of the Total Loan Facilities, provided, however, the Lenders shall not be obliged to make available to the Borrower the Loan Facilities if, in the reasonable opinion of the Lenders:

(a)	there is any material adverse change in the general affairs, business, operations, assets, condition (financial or otherwise) and/or prospects of any Group Company whether or not arising in the ordinary course of business;

(b)	there is any accelerated depreciation in the value of the Charged Assets;

(c)	there is any material deviation from the Borrower's business plan (as it may have been supplemented in writing with the prior consent of the Lenders) presented to the Lenders prior to the date of this Loan Agreement, which in each case would or would reasonably be expected to have, a material adverse effect on an Obligor's ability to perform its payment obligations under the Finance Documents or the validity or enforceability of the security created under the Security Documents.

(d)	on either the date of the Drawdown Notice or at any time up to and including the Drawdown Date:

(i)	an Event of Default has occurred and is continuing or would result from the borrowings to be made pursuant to the Drawdown Notice; or

(ii)	the Obligors' representations and warranties in Clause 10 (Representations and Warranties) or those which are set out in any Finance Document would not be true in all material respects if repeated on each of those dates with reference to the circumstances then existing.

3.5	Conditions Precedent

(a)	The Lenders' obligation to provide a Loan is subject to the prior satisfaction by the Borrower of the following conditions:

(i)	the provision of a certified copy of the resolutions of each Obligor's shareholders (if required) and, board of directors or other competent body, authorising the transactions contemplated by the Finance Documents and the execution and delivery to the Lenders of the Finance Documents;

(ii)	the provision of certified copies of the certificate of incorporation and the memorandum and articles of association (or other applicable constitutional documents or bylaws) of each Obligor;

(iii)	all necessary consents of shareholders and other third parties (including landlords) with respect to the entering into of the Finance Documents have been obtained;

(iv)	the provision of a certificate of an authorised signatory of each Obligor confirming that the borrowing and/or guaranteeing of the Loan Facilities in full would not cause any limits on borrowing and/or guaranteeing binding on the Obligors to be exceeded;

(v)	a certified copy of a group structure chart showing the structure of the Group as at the date of this Loan Agreement;

(vi)	the provision of specimen signatures, authenticated by an authorised signatory of each Obligor, of the persons authorised to execute and deliver this Loan Agreement and associated documents, including, but not limited to, the Security Documents, described in the resolutions referred to in Clause 3.5(a)(i) (Conditions Precedent);

(vii)	the delivery to the Lenders of the originals of the Finance Documents signed by the Obligors;

(viii)	submission of the Security Documents to the applicable companies registrar or any equivalent in any relevant foreign jurisdiction and registration of the Security Interests therein, subject to compliance with all applicable laws in respect of such registration within the time frame provided for under applicable law;

(ix)	compliance with Clauses 13.1 (Transaction Fee) and evidence of the Group's compliance with Clause 16.2(c) (Risk and Insurance) (as may be applicable);

(x)	delivery to the Lenders of the financial model and forecasts for the Group agreed to be delivered by the Borrower;

(xi)	copies of all signed notices and documents required pursuant to any Security Document to perfect the Security Interests thereunder, including without limitation, any deposit account control agreements in relation to each US Account;

(xii)	at the Lenders' request, the provision of copies of any certificates of insurance maintained by the Obligors in respect of the Charged Assets including such insurances as are required pursuant to and complying in all respects with the requirements of Clause 16 (Risk and Insurance); and/or

(xiii)	any such other documentation in form and substance satisfactory to the Lenders as the Lenders' may request.

(b)	Each copy document delivered under Clause 3.5(a) (Conditions Precedent) shall be certified as a true and up to date copy by an authorised signatory of the Borrower.

(c)	Each Lenders' obligation to provide any Loan, pro rata to their Commitments, under any of the Loan Facilities is subject to receipt by of the Lenders of such other documentation in the form and substance satisfactory to the Lenders as the Lenders may request.

3.6	Conditions Precedent of the Tranche B Facility

The Lenders' obligation to provide a Loan under the Tranche B Facility is subject to the prior satisfaction by the Borrower of the Tranche B Conditions.

3.7	Conditions Precedent of the Tranche C Facility

The Lenders' obligation to provide a Loan under the Tranche C Facility is subject to the prior satisfaction by the Borrower of the Tranche C Conditions.

3.8	Waiver Possibility

If the Lenders advance all or any part of the Total Loan Facilities to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clauses 3.5 (Conditions Precedent), 3.6 (Conditions Precedent of the Tranche B Facility) or 3.7 (Conditions Precedent of the Tranche C Facility) (as applicable and which the Lenders have no obligation to do) the Borrower shall satisfy or procure the satisfaction of such condition or conditions which have not been satisfied within 14 Business Days of the Drawdown Date for the relevant Loan (or within such longer period as the Lenders may agree or specify in writing), provided that the Lenders at their discretion may waive the satisfaction of any condition, in whole or in part and with or without conditions, without prejudicing the Lenders' right to require subsequent fulfilment of such conditions.

3.9	Use of Funds and Charged Assets

(a)	The Borrower shall use the Loans for its general corporate purposes and/or to meet its working capital requirements. The Lenders shall not be under any obligation to concern itself with the application of any Loans.

(b)	The Charged Assets charged to the Lenders pursuant to the Security Documents shall form security for the monies borrowed by the Borrower.

4.	TERM

4.1	This Loan Agreement is effective upon execution by the Lenders and the Obligors and shall continue until the end of the Security Period.

4.2	If the conditions set out in subclauses (a) of Clause 3.5 (Conditions Precedent) have not been satisfied within [***] calendar days of the execution of this Loan Agreement (except to the extent waived in writing by the Lenders), the Lenders shall in their sole discretion have the option to either terminate this Loan Agreement or extend the period in which such conditions must be satisfied.

5.	REPAYMENT

5.1	Advance Payment

Following the delivery of a Drawdown Notice to the Lenders, the Borrower shall pay to the Lenders (by way of deduction by the Lenders from the amount of the Loan advanced to the Borrower) the advance payment specified above in the Loan Facility Terms with respect to the Loan (the "Advance Payment") which shall be held by the Lenders and applied in or towards payment of the last repayment in respect of that particular Loan. The Advance Payment shall be calculated on the basis of a 36 month amortisation period as at the date of this Loan Agreement and set out in the Repayment Schedule. The Advance Payment shall not be adjusted or recalculated for any extensions of the Interest Only Period in accordance with Clauses 5.2(a) and 5.2(b) (Repayments).

5.2	Repayments

(a)	In relation to each Loan advanced under the Loan Facilities, the payments to be made by a Borrower on each Monthly Repayment Date shall comprise interest only during the Initial Interest Only Period. Thereafter, such Loans shall be fully-amortising and the Borrower shall on each of the remaining 36 Monthly Repayment Dates pay a fixed monthly amount including interest and principal to the Lenders as specified in the relevant Repayment Schedule.

(b)	Upon receipt by the Borrower of the FDA Approval, the Interest Only Period shall be extended to 31 December 2023. Thereafter, such Loans shall be fully-amortising and the Borrower shall on each of the remaining 24 Monthly Repayment Dates pay a fixed monthly amount including interest and principal to the as specified in the relevant Repayment Schedule.

(c)	In the event that the Borrower achieves the Revenue Milestone, the Borrower may deliver to the Lenders no later than 28 February 2024 a certificate signed by an authorised signatory together with sufficient details and evidence demonstrating achievement of the Revenue Milestone (the "Revenue Certificate"). Upon receipt by the Lenders of the Revenue Certificate, the First Extended Interest Only Period may be extended by a further 12 Months to 31 December 2024. Thereafter, such Loans shall be fully-amortising and the Borrower shall on each of the remaining 12 Monthly Repayment Dates pay a fixed monthly amount including interest and principal (together with PIK Interest) as specified in the relevant Repayment Schedule. The Lenders shall be entitled to have access to the management of the Borrower to raise any questions and request such further information and documentation as the Lenders may reasonably require (in their absolute discretion) in order to determine that the Revenue Milestone has been achieved and the Borrower shall cooperate with the Lenders in good faith with a view to satisfying the Lenders of the Net Sales for the relevant period. Within 15 Business Days of receipt of the Revenue Certificate, the Lenders may appoint an auditor (the "Lenders' Auditor") to conduct an audit of the books and records of the Group to determine the Revenue Milestone. The Borrower shall (and shall procure that each Group Company), and its Affiliates, in good faith, provide such assistance and information as may be reasonably requested by the Lenders’ Auditor for the sole purpose of making that determination. If the Lenders' Auditor advises that the Revenue Milestone was not achieved, then the Lenders shall give notice to the Borrower confirming the same and following receipt of such notice, the First Extended Interest Only Period shall be deemed not to have occurred and the Borrower shall within 3 Business Days pay to the Lenders all interest and principal that should have been paid to the Lenders in accordance with Clause 5.2(b). If the Revenue Certificate is delivered on or after the expiry of the Initial Interest Only Period then any payments of principal made on any such Repayment Dates shall be credited against any future payments of interest payable under this Loan Agreement in chronological order and be deemed to be added back to the applicable Loan once credited. If the Lenders’ Auditor determines that the Net Sales are at least 5% less than the Net Sales calculated and included in the Revenue Certificate, the fees and expenses of the Lenders’ Auditor shall be fully reimbursed by the Obligors.

(d)	In relation to each Loan advanced under any of the Loan Facilities the Borrower shall pay interest on each Monthly Repayment Date during the Interest Only Period as extended in accordance with Clauses 5.2(a) and 5.2(b) (Repayments) and all principal and interest (including, without limitation, all Capitalised PIK Interest) shall be repaid in full on the Final Repayment Date.

(e)	All payments that the Borrower make under this Loan Agreement shall be made in full, without any deduction, set-off or counterclaim and in immediately available cleared funds on the due date to an account which the Lenders may specify to the Borrower in writing for the purpose.

(f)	The Borrower acknowledges that the Repayment Schedule is for indicative purposes only and is not conclusive and binding on the Lenders.

(g)	The Lenders shall have the right to issue a revised Repayment Schedule from time to time if the Lenders, in their sole discretion, considers it necessary in order to correct an error or to ensure that, in respect of a Loan, on the expiry of the relevant Loan Term there will be no amounts owing from the Borrower to the Lenders in respect of the relevant Loans (and the Borrower acknowledges that the amount required to be repaid pursuant to Clauses 5.1 (Advance Payment), 5.2(a) and 5.2(d) (Repayments) may be increased from time to time in accordance with any revised Repayment Schedule).

(h)	Subject to Clause 5.2(i), each payment received by the Lenders in respect of any Loan shall be applied as follows:

(i)	first, to discharge all outstanding fees, costs and expenses of or due to the Lenders in respect of such Loan;

(ii)	second, to discharge all accrued interest in respect of such Loan; and

(iii)	third, to reduce the outstanding principal balance of such Loan.

(i)	The Lenders may in their discretion apply any payment received or recovered from the Borrower or any Group Company to discharge any unpaid amount in respect of any Loan.

(j)	Any amount repaid or prepaid may not be redrawn.

5.3	Currency of Payments

Repayment of any Loan and payment of all other amounts owed to the Lenders under the Finance Documents will be paid in the currency in which each Loan has been provided (the "Contractual Currency"), i.e. in Euro, unless otherwise agreed by the parties in writing. The Borrower shall bear the cost in the event of and in respect of any conversion by the Lenders of an amount received by it in any currency other than the Contractual Currency.

6.	PREPAYMENTS

The Borrower shall be entitled to prepay all Loans, in whole but not in part, subject to the following conditions:

(a)	the Borrower shall submit to the Lenders an irrevocable written request to prepay a Loan, at least 10 Business Days in advance, indicating the amount to be prepaid and the date of the proposed prepayment, provided that such prepayment shall be made on the last Business Day of a calendar month;

(b)	on the date of prepayment, the Borrower shall pay the Lenders, pro rata on the Lenders' Commitment, an amount equal to:

(i)	[***] of the outstanding principal amount of each Loan if prepayment occurs within the first 12 Months from the Drawdown Date of that Loan; [***] of the outstanding principal amount of each Loan if prepayment occurs between 13 Months and 23 Months from the Drawdown Date of that Loan; and for any prepayments made 24 Months from the Drawdown Date of that Loan, the outstanding principal amount that Loan;

(ii)	all accrued and unpaid interest in respect of the outstanding principal amount of the Loans being prepaid;

(iii)	any Success Fee;

(iv)	all unpaid fees, costs and expenses;

(v)	any prepayment required in relation to Clause 7 (Minimum Return); and

(vi)	all other sums payable by the Borrower to the Lenders under the Finance Documents.

7.	MINIMUM RETURN

If, within 24 Months from the first Drawdown Date:

(a)	the Borrower has drawn an amount of up to the Euro Equivalent of [***] or less of the Total Loan Facilities; and

(b)	chooses to terminate this Loan Agreement and cancel the undrawn amounts of the Loan Facilities;

and on the proposed termination date, the Combined Loan Economics:

(i)	between the first Drawdown Date and 12 Months from first Drawdown Date is less than [***] of the Total Loan Facilities then drawn; and/or

(ii)	between 12 Months from first Drawdown Date until 24 Months from the first Drawdown Date is less than [***] of the Total Loan Facilities then drawn,

(the "Minimum Cash Return"),

the Borrower shall, on or before the proposed termination date, pay to the Lenders in cash, pro rata to the Lenders' Commitment, such amount as required so that the Lenders recover the Minimum Cash Return on that termination date.

8.	INTEREST

8.1	Interest on the principal amount of each Loan advanced under the Loan Facilities, shall accrue from day to day at the Applicable Interest Rate from the Drawdown Date until the repayment in full of that Loan.

8.2	In the event that the Borrower makes a PIK Election in relation to a Loan the Borrower will pay interest on the principal outstanding amount of that Loan as follows:

(a)	only [***] of the 9% per annum interest in cash or if the Interest Reduction Milestone has been achieved, [***] of the 7.95% per annum interest in cash; and

(b)	only [***] of the 9% per annum interest as compounded interest, or if the Revenue Reduction Milestone has been achieved [***] of the 7.95% per annum interest, as compounded interest added to the principal amount of the Loan on each Monthly Repayment Date ("Capitalised PIK Interest") and on which interest shall accrue at the Applicable Interest Rate.

8.3	Following the expiry of the Interest Only Period all accrued and unpaid interest shall be paid in cash.

8.4	If the Borrower fails to pay any sum to the Lenders on its due date for payment, interest on such sum (compounded on a monthly basis) from the due date to the date of actual payment (as well after as before judgment) at a rate equal to the Applicable Interest Rate plus [***] per annum shall immediately become due and payable by the Borrower to each Lender.

8.5	In the event that the Borrower achieves Net Sales in excess [***] for any Trailing 12 Calendar Month Period after the date of this Loan Agreement (the "Interest Reduction Milestone"), the Borrower may deliver to the Lenders a certificate signed by an authorised signatory together with sufficient details and documentation demonstrating such Net Sales of the Borrower for that period (the "Interest Reduction Certificate"). Upon receipt by the Lenders of the Interest Reduction Certificate, the Lenders shall be entitled to have access to the management of the Borrower to raise any questions and request such further information and documentation as the Lenders may require (in their absolute discretion) in order to determine if the Interest Reduction Milestone is achieved. Within 15 Business Days of receipt of the Interest Reduction Certificate, the Lenders may appoint the Lenders' Auditor to conduct an audit of the books and records of the Group to determine if the Net Sales are as shown in the Interest Reduction Certificate. The Borrower shall (and shall procure that each Group Company) and its Affiliates, in good faith, provide such assistance and information as may be reasonably requested by the Lenders’ Auditor to determine if the Net Sales are as shown in the Interest Reduction Certificate. If the Lenders' Auditor advises that the achievement of the Net Sales for the Trailing 12 Calendar Month Period does not exceed [***], the Lenders shall give notice to the Borrower and the Interest Reduction Milestone shall be deemed not to have occurred and, the Borrower shall promptly pay to the Lenders any amounts that would otherwise have been due and payable to the Lenders. If the Lenders’ Auditor determines that the Net Sales are at least [***] less than the Net Sales calculated and included in the Interest Reduction Certificate, the fees and expenses of the Lenders’ Auditor shall, on demand, be fully reimbursed by the Obligors.

9.	Guarantee and indemnity

9.1	Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Lender punctual performance by each Obligor of all of that Obligor's obligations under the Finance Documents;

(b)	undertakes with each Lender that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify each Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 9 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

9.2	This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by all Obligors under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

9.3	If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lenders in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 9 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

9.4	The obligations of each Guarantor under this Clause 9 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 9 (Guarantee and indemnity) (without limitation and whether or not known to it or the Lenders) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document; or

(g)	any insolvency or similar proceedings.

9.5	Without prejudice to the generality of Clause 9.4, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

9.6	Each Guarantor waives any right it may have of first requiring the Lenders (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 9 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

9.7	Unless:

(a)	all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full or the Lenders otherwise direct, no Guarantor will, after a claim has been made or by virtue of any payment by it under this Clause 9 (Guarantee and indemnity):

(i)	present claims for the creditor's meeting to the bankruptcy trustee or administrator of, or vote as a creditor of any Obligor that is bankrupt in competition with any of the Lenders; or

(ii)	receive, claim or have the benefit of any payment from or on account of any Obligor, or exercise any right of set-off against any Obligor.

9.8	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full (other than inchoate indemnity and reimbursement obligations) and unless the Lenders otherwise direct, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 9 (Guarantee and indemnity):

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligors' obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lenders under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lenders;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 9.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any of the Lenders.

9.9	If a Guarantor receives any benefit, payment or distribution in relation to the rights referred to in Clause 9.8 it shall hold that benefit, payment or distribution on trust for the Lenders to the extent necessary to enable all amounts which may be or become payable to the Lenders by the Obligors under or in connection with the Finance Documents to be repaid in full and shall promptly pay or transfer the same to the Lenders or as the Lenders may direct.

9.10	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents (other than inchoate indemnity and reimbursement obligations) have been irrevocably paid in full, the Lenders (or any trustee or agent on their behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lenders (or any trustee or agent on their behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 9.10.

9.11	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lenders.

9.12	This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance.

9.13	Notwithstanding anything to the contrary herein, the obligations of any Guarantor incorporated in Sweden (being a "Swedish Guarantor") under this guarantee shall be limited if and only to the extent required by an application of the mandatory provisions of the Swedish Companies Act regulating distribution of assets (Chapter 17, Sections 1-4) (or their equivalent from time to time) and it is understood that the liability of such Swedish Guarantor under this guarantee only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act.

10.	REPRESENTATIONS AND WARRANTIES

10.1	Each Obligor represents and warrants the following as at the date of this Loan Agreement:

Status

(a)	it is a limited liability company duly organised and validly existing under the laws of its jurisdiction and it is resident for Tax purposes solely in its respective country of incorporation;

Power and authority

(b)	it has the corporate capacity, and has taken all corporate action and obtained all consents, including third party consents, necessary for it:

(i)	to execute the Finance Documents to which it is or is to be party;

(ii)	to borrow under this Loan Agreement and to make all the payments contemplated by, and to comply with all its other obligations under, the Finance Documents to which it is or is to be party (as applicable) (including without limitation the guarantee and indemnity under this Loan Agreement); and

(iii)	to grant the Lenders Security Interests in respect of the Charged Assets pursuant to the relevant Security Documents to which it is or is to be party;

Binding obligations

(c)	subject to the Legal Reservations and Perfection Requirements, the Finance Documents do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(i)	constitute legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(ii)	create legal, valid and binding security interests enforceable in accordance with their respective terms, subject to any relevant insolvency laws affecting creditors' rights generally;

Non-conflict with other obligations

(d)	subject to the Legal Reservations and Perfection Requirements, the execution and (where applicable) registration of a Finance Document by the Borrower and any Group Company, and the borrowing by the Borrower of the Loans and the guarantees and indemnity provided by the Guarantors, and its compliance with the Finance Document to which it is or is to be party, will not involve or lead to a contravention of:

(i)	any applicable law or other legal requirement applicable to it in any material respect;

(ii)	its constitutional documents; or

(iii)	any contractual or other obligation or restriction which is binding on it and its respective assets;

Authorisations

(e)	all consents, approvals and authorisations required by it in connection with the entry into, performance, validity and enforceability of the Finance Documents to which it is or is to be party have been or (upon execution thereof) shall have been obtained by the Drawdown Date and are (or upon execution thereof shall be) in full force and effect during the life of this Loan Agreement;

Information

(f)	all financial and other information furnished by or on its behalf in connection with the negotiation of the Finance Documents to the Lenders pursuant to the Finance Documents was true and accurate in all material respects when given, there are no other facts or matters the omission of which would have made any statement or information contained therein misleading in any material respect and all projections and statements of belief and opinion given to the Lenders were made in good faith after due and careful enquiry;

Financial statements

(g)	the Accounts were prepared in accordance with International Financial Reporting Standards consistently applied and fairly represent (in conjunction with the notes thereto) the financial condition of the Group as at the date to which they were drawn up and the results of the Group's operations during the financial year then ended;

(h)	since publication of the Accounts, there has been no material adverse change in the business or financial condition of the Group (taken as a whole);

Centre of main interests

(i)	each Obligor has its centre of main interest (COMI) in its jurisdiction of incorporation for the purposes of the EU Regulations on Insolvency Proceedings (Recast) (2015/848) 2000 and no Obligor has an “establishment” in any other jurisdiction (save for any Obligor incorporated in the United States which may have establishments in the United States and / or outside of their jurisdictions of incorporation);

No litigation

(j)	there is no action, proceeding or claim pending or, so far as the Obligors are aware or ought reasonably to be aware, threatened against any Obligor in writing before any court or administrative agency, including without limitation, the FDA which if adversely determined, might have a material adverse effect on the business, condition or operations of the Group (taken as a whole);

(k)	that it has not received any warning from the FDA relating to the Product or any other adverse communications in respect of the FDA Approval and/or the Product which indicates that the FDA Approval may be revoked, conditioned or limited in any material respect

Title to Charged Assets

(l)	the Obligors owns with good and marketable title all the Charged Assets, free from all Security Interests, and all buildings, plant, machinery, equipment fixtures and fittings comprising the Charged Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Charged Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost;

No Financial Indebtedness

(m)	no Group Company has incurred any Financial Indebtedness, other than Permitted Financial Indebtedness;

No subsidiaries

(n)	as of the date of this Loan Agreement, the Borrower has no direct or indirect subsidiary other than those set out in the Group Structure Chart;

Targit Licence and Registered Intellectual Property

(o)	the Targit Licence is valid and binding on the parties thereto in accordance with its terms and is in full force and effect. Neither the Borrower nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate or rescind (including by non-renewal), the Targit Licence;

(p)	the Obligors are the exclusive legal and beneficial and with respect to the Registered Intellectual Property, record, owner of all right, title and interest in and to the Registered Intellectual Property and has valid and enforceable right to use all other Intellectual Property used, or held for use, in or necessary for the conduct of its business as currently conducted. The Targit Licence and the Registered Intellectual Property (together with any commercially procured third party licences) is all the intellectual property necessary for the development, manufacturing and commercialisation of the Product in the United States;

Security

(q)	no Group Company has granted any Security Interest over its assets to any third party.

10.2	The representations and warranties set out in this Clause 10 (Representations and Warranties) shall survive the execution of this Loan Agreement and shall (if capable of repetition) and not including those representations set out in Clauses 10.1(f) (Information), 10.1(g) and 10.1(h) (Financial statements), 10.1(j) and 10.1(k) (No litigation), 10.1(m) (No Financial Indebtedness) and 10.1(n) (No Subsidiaries) be deemed to be repeated on each Drawdown Date and each Monthly Repayment Date with respect to the facts and circumstances then existing on each such date, as if made at such time.

11.	UNDERTAKINGS

11.1	Each Obligor undertakes to the Lenders to comply with the following provisions of this Clause 11 (Undertakings) at all times during the Security Period, except as the Lenders may otherwise agree in writing:

Authorisations

(a)	each Obligor will (and will procure that each Group Company will) obtain, effect and keep effective all express or implied licenses and sub-licences, including without limitation the Targit Licence, permissions, consents and permits which may from time to time be necessary for the conduct of its business, including without limitation, following receipt, the FDA Approval: (i) in connection with the Charged Assets; and (ii) to conduct its business, including without limitation with respect to the development, manufacture, use, sale and commercialisation of the Product;

Security

(b)	the Obligors will (and to the extent any Group Company has charged its assets pursuant to a Security Document, the Borrower shall procure that this Group Company shall) own only for its own account the Charged Assets free from all Security Interests and other interests and rights of every kind, except for those created by the Security Documents and any licences to third parties for the use of any Intellectual Property permitted in accordance with the terms of this Loan Agreement;

(c)	no Obligor will (and shall procure that each Group Company will not) sell, assign, transfer or otherwise dispose of the Charged Assets, any of its material assets or any share therein and shall give immediate notice to the Lenders of any judicial process or encumbrance affecting the Charged Assets;

(d)	the Obligors shall be responsible for all costs associated with the Charged Assets including all tax assessments, insurance premiums, operating costs and repair and maintenance costs as well as any fees associated with registering of any Security Interest granted in connection with the Finance Documents;

(e)	the Obligors shall, at the request of the Lenders from time to time, (and shall procure that each Group Company shall) promptly execute and deliver such further documents creating Security Interests in favour of the Lenders over such assets located in the United States and in such form as the Lenders may require in their discretion from time to time to secure all monies, obligations and liabilities of the Borrower under this Loan Agreement and/or any Group Company to the Lenders provided that the cost of creating and maintaining Security Interests is not disproportionate to the value of such Security Interests and the Lenders shall permit the Obligors to enter into bona-fide, arms-length collaboration and product-related disposition agreements with third parties concerning products other than the Product;

(f)	[***]

(g)	the Obligors shall at the request of the Lenders from time to time (and shall procure that each Group Company shall) (i) facilitate the realisation of the Charged Assets; and/or (ii) exercise the powers conferred on the Lenders or a receiver appointed under any Security Document, from time to time;

(h)	neither Obligor shall (and shall ensure that no other Group Company will) create or permit to subsist any Security Interest over any of its assets;

Onboarding of Genkyotex

(i)	[***]

Information Undertaking

(j)	the Borrower will provide to the Lenders (and will procure that each Group Company will provide to the Lenders) with:

(i)	the following information within 10 Business Days (subject to applicable disclosure and market abuse regulations) of such event:

[***]

[***]

(ii)	such other information (financial or otherwise) as the Lenders may reasonably request from time to time (on reasonable notice) concerning any Group Company and its affairs (including, without limitation, information concerning the Charged Assets, its assets from time to time and any request for amplification or explanation of any item in the financial statements, budgets or other material provided by the Borrower under this Loan Agreement);

(k)	the Obligors will (and will procure that each Group Company will) provide to the Lenders all documents, confirmations and evidence required by the Lenders to satisfy its "know your customer" requirements or similar identification checks in order to meet its obligations from time to time under applicable money laundering, or similar, laws and regulations;

No litigation pending or threatened

(l)	the Obligors will promptly upon becoming aware that the same is threatened or pending (but in any event immediately after the commencement thereof) give to the Lenders notice in writing of any litigation, arbitration or administrative proceedings, claim or action or any dispute (including without limitation by the FDA) affecting an Obligor and/or the Charged Assets, including without limitation, in relation to the Product and the Targit Licence which may have a material adverse effect on the business or financial condition of the Group (taken as a whole);

Accounts

(m)	the Borrower will provide the Lenders with annual audited consolidated financial statements for the Group within 180 calendar days of the end of each fiscal year of the Borrower, including a statement of operations, balance sheet, statement of cash flows and shareholders' equity, certified by a firm of chartered accountants of recognised national standing;

[***]

[***]

[***]

Board observer rights

[***]

(q)	the Borrower will grant the Lenders the right to have a representative to meet with the management team of the Borrower each quarter throughout the Security Period to review and discuss the operating performance and financial condition, clinical progress, finance and wider strategy of the Group to the extent permitted under Swedish law, applicable stock exchange regulations or other regulations (including but not limited to conflict of interest rules) and such representative shall be subject to the same duty of confidentiality as the management team as follows from law or other regulations, confidentiality policies, fiduciary obligations or otherwise;

(r)	following the occurrence of an Event of Default, the Lenders shall be entitled to have a representative attend all meetings of the Borrower's board of directors in a non-voting observer capacity to the extent permitted under Swedish law, applicable stock exchange regulations or other regulations (including but not limited to conflict of interest rules) and such representative shall be subject to the same duty of confidentiality as the management team as follows from law or other regulations, confidentiality policies, fiduciary obligations or otherwise. The Borrower agrees to give notice of all of its board meetings to the Lenders at the same time as notice given to the directors of the Borrower;

Consents

(s)	the Obligors will (and will procure that each Group Company will) maintain in force and promptly obtain or renew, and will, if reasonably requested, promptly send certified copies to the Lenders of, all consents required:

(i)	for the Obligors to perform its obligations under this Loan Agreement and each Security Document, as relevant;

(ii)	for the validity or enforceability of this Loan Agreement and any Security Document; and

(iii)	for the Obligors and each Group Company to continue to own the Charged Assets,

and each Obligor will, and will procure that each Group Company will, comply with the terms of all such consents;

Notification of default

(t)	each Obligor will notify the Lenders as soon as it becomes aware of:

(i)	the occurrence of an Event of Default; or

(ii)	any matter which indicates that an Event of Default has occurred, may have occurred or is likely to occur,

and will thereafter keep the Lenders fully up to date with all material developments;

Insurance

(u)	each Obligor will (and shall ensure that each Group Company will) maintain adequate risk protection through insurances on and in relation to its business and assets to the extent reasonably required on the basis of good business practice taking into account, inter alia, its (and any Group Company's) financial position and nature of operations. All insurances must be with reputable independent insurance companies or underwriters and the Obligors shall promptly notify the Lenders, in writing, to the Lenders of any cancellation and/or non-renewal of any insurances that are not replaced with insurances that are substantially the same on the same economic terms and the reasons for such cancellation and/or non-renewal;

Financial Indebtedness

(v)	no Obligor shall (and shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness, other than Permitted Financial Indebtedness;

(w)	the Borrower shall not (and shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness owing to any shareholder of a Group Company (excluding other Group Companies) or any persons or companies related to them or other venture capital or angel investors, unless such Financial Indebtedness is unsecured and on terms (including interest, repayment and subordination) satisfactory to the Lenders and the Lenders have provided its prior written consent;

No disposal

(x)	neither Obligor shall (and shall ensure that no other Group Company will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are leased to or intended to be re-acquired by any Group Company;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts (save where that constitutes Permitted Financial Indebtedness); or

(iv)	enter into any other preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset;

(y)	the Obligors shall not (and shall procure that each Group Company shall not) by one or a series of transactions, whether related or not and whether at one time or over a period of time, sell, lease, convey, transfer, assign, license or otherwise dispose of all or any material part of its property, assets or undertaking, including (but not limited to) by any form of sale and leaseback, invoice discounting or factoring PROVIDED THAT in the case of the Intellectual Property of a Group Company, the relevant Group Company may, in the normal course of business and on an arm's length basis for good and valuable consideration, grant licenses and sublicenses of the Intellectual Property to third parties outside of the United States;

No distribution

(z)	the Borrower will not declare and/or make or agree to make (whether in the relevant constitutional documents or otherwise) any distribution by way of dividend or otherwise without the prior written consent of the Lenders save for any distribution by way of dividend or otherwise which it is required to make under mandatory law in Sweden;

(aa)	the Obligors shall not (and shall procure that each Group Company shall not) carry on any trade or business with a company or acquire any assets, shares or equipment, other than in the normal course of business and upon an arm's length basis;

Intellectual Property

(bb)	the Obligors shall (and it shall procure each Group Company shall):

(i)	promptly notify the Lenders of the receipt of the FDA Approval;

(ii)	promptly provide the Lenders with copies of [***];

(iii)	subject to Tranche A Facility having been drawn, promptly provide the Lenders with [***];

(iv)	preserve and maintain the subsistence and validity of all commercialised Intellectual Property and Registered Intellectual Property owned by it or any licences including the Targit Licence in relation to any Intellectual Property, in each case which is necessary for its business;

(v)	use reasonable endeavours to prevent, and take action against, any infringement in any material respect of the Intellectual Property necessary for its business;

(vi)	prosecute and maintain all applications and registrations in place in respect of the patents and trademarks used or held for use in connection with commercialised products that are included in Intellectual Property and Registered Intellectual Property which it has now or makes hereinafter and pay all registration fees and taxes necessary to maintain such Intellectual Property and Registered Intellectual Property in full force and effect and record its interest in such Intellectual Property, unless such Intellectual Property is either (i) immaterial or (ii) no longer required in the ordinary course of the Group's business;

(vii)	not use or permit the Intellectual Property necessary for its business to be used in a way or take any step or omit to take any step in respect of such Intellectual Property which may materially and adversely affect the existence or value of such Intellectual Property or imperil the right of the Group to use such Intellectual Property; and

(viii)	not discontinue the use of such Intellectual Property, unless such Intellectual Property is either (i) immaterial or (ii) no longer required in the ordinary course of the Group's business;

Intercompany transfers

(cc)	the Obligors will (and will procure that each Group Company will) not transfer by way of intercompany loan (upstream or downstream) or otherwise any cash proceeds (including, without limitation, proceeds for payment of intercompany services provided) or cash equivalents to any Group Company other than in the ordinary course of business (it being acknowledged that financial arrangements between the Group Companies shall be regarded as ordinary course of business); and

11.2	Clauses 11.1(b) and 11.1(c) do not apply to:

(a)	a Security Interest provided to the Lenders in connection with the Finance Documents; or

(b)	any lien arising by operation of law or of any court or authority or in the ordinary course of business (including without limitation any security deposits with landlords, retention of title arrangement with suppliers, rights of pledge of the account banks pursuant to their general terms and conditions and similar).

12.	EVENTS OF DEFAULT

12.1	An Event of Default occurs if:

Non-payment

(a)	any Obligor fails to pay when due and payable or (if so payable) on demand any sum payable under this Loan Agreement or the Security Documents or under any document relating to the Security unless:

(i)	its failure to pay is caused by:

(A)	administrative or technical error;

(B)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Finance Documents; or

(C)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of the Borrower preventing it: (i) from performing its payment obligations under the Finance Documents; or (ii) from communicating with the Lenders in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Borrower; and

(ii)	in the case of any amounts due and payable, such payment is made within 3 Business Days of the due date.

Other obligations

(b)	other than as outlined in Clause 12.1(a), any breach by any Obligor (as relevant) occurs of any provision of this Loan Agreement or any Security Document or the Borrower or any Obligor does not comply with, perform or observe any other obligation accepted or undertaking given by it to the Lenders, unless the failure is capable of remedy and is remedied, to the reasonable satisfaction of the Lenders, within a period of 10 Business Days as of the earlier of (a) the Lenders giving notice to the Borrower of such breach; or (b) the Borrower or Obligor becoming aware of its failure to comply;

Misrepresentation

(c)	any representation, warranty or statement made by an Obligor in this Loan Agreement or the Security Documents or in the Drawdown Notice or any other notice or document relating to this Loan Agreement or any other Security Document is incorrect, untrue or misleading in any material respect when it is made or deemed repeated unless the underlying circumstances (if capable of remedy) are remedied, to the reasonable satisfaction of the Lenders, within 10 Business Days of the earlier of (i) the Lenders giving notice to the Borrower of such misrepresentation and (ii) the Borrower or an Obligor becoming aware of such misrepresentation;

Cross-default

(d)	Financial Indebtedness of any Obligor in an amount which the Lenders considers to be material is not paid when due or any event of default occurs in accordance with the terms of any Financial Indebtedness provided that shall not constitute an Event of Default if the Financial Indebtedness affected is less than [***] (or its equivalent in other currencies) or any Security Interest over any of the assets of any Obligor is enforced;

Insolvency

(e)	any order shall be made by any competent court, a petition presented or any resolution shall be passed by any Obligor for the appointment of a liquidator, administrator or receiver of, or for the winding up of, any Obligor or a moratorium is imposed or declared over any or all of the assets and business of any Obligor;

(f)	an encumbrancer takes possession of or a receiver, liquidator, supervisor, compulsory manager, trustee, administrator or similar official is appointed over the whole or, in the opinion of the Lenders, any material part of, the assets of any Obligor or a distress, execution or other analogous process is levied or enforced upon or sued out against the whole or, in the opinion of the Lenders, a material part of the assets of any Obligor;

(g)	an administration application is presented or made for the making of an administration order or a notice of intention to appoint an administrator under Schedule B1 to the Insolvency Act 1986 is issued by any Obligor or its directors or by the holder of a qualifying floating charge (as defined in such Schedule) or a notice of appointment of an administrator is filed by any person with the court;

(h)	any judgment made against any Obligor is not paid, stayed or discharged within 14 calendar days;

(i)	any Obligor shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found insolvent, or shall enter into any composition or other arrangement with its creditors generally;

(j)	any event shall occur which under the law of any jurisdiction to which any Obligor is subject has an effect equivalent or similar to any of the events referred to in Clauses 12.1(e), 12.1(f), 12.1(g) or 12.1(i) (Events of Default);

(k)	any Obligor ceases, threatens to cease, or suspends carrying on all or a material part of its business;

Change of control

(l)	there is a change of control;

a "change of control" means any of the following events (whether in one or in a series of related transactions);

(i)	the sale of all or (in the opinion of the Lenders) substantially all the assets of any Group Company incorporated in the United States;

(ii)	the sale, transfer or issue of shares or securities of the Borrower resulting in any person or group of persons acting in concert gaining direct or indirect control of the Borrower; or

(iii)	the Borrower ceasing to hold 100% of the issued share capital of any other Group Company incorporated in the United States;

PROVIDED THAT the Lenders may agree, by written notice to the Borrower, that a change of control shall not be deemed an Event of Default, but that nevertheless the consequences set forth in Clauses 12.2(a) and 12.2(b) (Lenders' Rights) shall apply, and in such event the Loan, all accrued interest and all other amounts accrued or owing under the Finance Documents shall be due and payable simultaneously with the closing of the change of control transaction;

For the purposes of this definition:

"control" of the Borrower means:

(iv)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Borrower;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or

(C)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply; or

(v)	the holding beneficially of more than fifty per cent. (50%) of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in the Borrower by any of them, either directly or indirectly, to obtain or consolidate control of the Borrower;

Illegality

(m)	it becomes unlawful or impossible: (i) for the Borrower and/or each Obligor (as relevant) to discharge any liability under this Loan Agreement or to comply with any other obligation which the Lenders consider material under the Finance Documents; or (ii) for the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by the Finance Documents;

Invalidity

(n)	any provision of the Finance Documents proves to have been or becomes invalid or unenforceable, or a Security Interest created by the Security Documents proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest, provided however that if the Borrower and/or any Obligor proposes replacement security which the Lenders accept, and such replacement security is constituted in a manner acceptable to the Lenders within such period of time as the Lenders may require, such event shall cease to constitute an Event of Default;

Security

(o)	the Security Interests constituted by the Security Documents or the guarantee provided by the Guarantor under this Loan Agreement or the Security Documents are in any way materially imperilled or in jeopardy (including by way of material depreciation in value beyond a normal depreciation) provided however that if the Borrower and/or any Obligor proposes replacement security or guarantee which the Lenders accept, and such replacement security or guarantee is constituted in a manner acceptable to the Lenders within such period of time as the Lenders may require, such event shall cease to constitute an Event of Default;

(p)	any event of default (howsoever described) specified in the Security Documents shall occur;

FDA Approval

(q)	the FDA Approval, after it is granted, is revoked or amended in such a way that, in the opinion of the Lenders, may have a material adverse effect on the ability of the Borrower to sell and otherwise dispose of or exploit the Product in the Territory.

Targit Licence

(r)	the Targit Licence is terminated, revoked, suspended, becomes invalid or the counterparty of the Targit Licence is entitled to terminate, revoke, suspend or invalidate it; or

Material adverse change

(s)	any other event (whether related or not) occurs (including, without limitation, a material adverse change (in the opinion of the Lenders), from the position applicable as at the date of this Loan Agreement in the general affairs, business, management, operations, assets, condition (financial or otherwise) and/or prospects of any Group Company), whether or not arising in the ordinary course of business which in the opinion of the Lenders, would or would reasonably be expected to have, a material adverse effect on an Obligor's ability to perform its payment obligations under the Finance Documents or the validity or enforceability of the security created under the Security Documents (save that it shall not be an Event of Default this Clause 11.1(s) if the Borrower does not receive the FDA Approval by [***]).

12.2	Lenders' Rights

On or at any time whilst any Event of Default is continuing the Lenders may:

(a)	serve on the Borrower a notice stating that all obligations of the Lenders to the Borrower under this Loan Agreement including without limitation the obligation to advance any Loan (or any part thereof) are terminated;

(b)	serve on the Borrower a notice (an "Acceleration Notice") stating that, any Loan, all interest and all other amounts accrued, owing or payable under the Finance Documents are immediately due and payable;

(c)	declare the Security Documents to be enforceable; and/or

(d)	take any other action which, as a result of the continuing Event of Default or any notice served under Clauses 12.2(a) and/or 12.2(b) (Lenders' Rights) above, the Lenders are entitled to take under the Security Documents or any applicable law.

12.3	End of Lenders' Obligations

On the service of a notice under Clauses 12.2(a) and/or 12.2(b) (Lenders' Rights), all the obligations of the Lenders to the Borrower under this Loan Agreement shall terminate.

12.4	Acceleration

On the service of an Acceleration Notice, the following sums shall become immediately due and payable:

(a)	[***] of the outstanding principal amount of each Loan if an Acceleration Notice is served within the first 12 Months from the Drawdown Date of that Loan; [***] of the outstanding principal amount of each Loan if an Acceleration Notice is served between 13 Months and 23 Months from the Drawdown Date of that Loan; and for any Acceleration Notice that is served 24 Months from the Drawdown Date of a particular Loan, [***] of the outstanding principal amount that Loan;

(b)	all accrued and unpaid interest;

(c)	the Success Fee;

(d)	all unpaid fees, costs and expenses;

(e)	any amount required so that the Lenders receive the Minimum Cash Return; and

(f)	all other sums due and payable by the Borrower to the Lenders at that time under the Finance Documents.

12.5	Waiver of Event of Default

The Lenders, at their sole and absolute discretion, may waive any Event of Default hereunder, prior to or after the event or events giving rise thereto, provided that such waiver may be effected only by written notice provided by the Lenders to the Borrower to that effect (and subject further to Clause 19.3 (Remedies and Waivers) below); it being understood and acknowledged, that if and so long as no notice of waiver of an Event of Default was so provided, such Event of Default shall be deemed as having occurred and in effect for all purposes hereunder. This Clause 12.5 shall not at any time fetter or restrict any Group Company from remedying any Event of Default to the reasonable satisfaction of the Lender.

13.	FEES, EXPENSES AND TAXES

13.1	Transaction Fee

The Borrower shall pay to each Lender a Transaction Fee (fully earned and shall be invoiced on the date of this Loan Agreement), pro rata to the Lenders' Commitment, and payable within 60 calendar days of the date of this Loan Agreement.

13.2	Documentary Costs

The Borrower shall promptly pay to each Lender, on demand, the reasonable legal expenses plus applicable VAT and disbursements properly incurred by the Lenders in connection with:

(a)	the negotiation, execution, preparation and perfection of the Finance Documents;

(b)	any amendment or supplement to the Finance Documents, or any proposal for such an amendment to be made;

(c)	any additional Finance Documents entered into after the date of this Loan Agreement by the Borrower or a Group Company; and

(d)	any consent or waiver by the Lenders under or in connection with the Finance Documents or any request by any Borrower for such a consent or waiver.

13.3	The Borrower shall promptly pay to the Lenders, upon demand, the legal expenses plus applicable VAT (if any) and disbursements incurred by the Lenders in connection with any step taken by the Lenders to protect or enforce any of its rights or Security Interests created by the Finance Documents.

13.4	Certain taxes and duties

(a)	The Borrower shall promptly pay any documentary, stamp or other equivalent Tax or duty payable on or by reference to the Finance Documents or local law equivalent, and shall, within 5 Business Days of the Lenders' demand, fully indemnify each Lender against any costs, losses, liabilities and expenses resulting from any failure or delay by the Borrower to pay such a Tax.

(b)	Where an Obligor is required by the Finance Documents to pay, reimburse or indemnify the Lenders for any fee, cost and expense, that Obligor, at the same time as it pays, reimburses or indemnifies (as the case may be) the Lenders shall also pay, reimburse or indemnify the Lenders against all VAT incurred by the Lenders in respect of those costs or expenses, save to the extent that the Lenders are entitled to a credit or repayment in respect of such VAT from the appropriate tax authority.

13.5	Recovery of Overdue Fees

Without prejudice to any other provisions of this Loan Agreement, the Lenders shall be entitled (and the Obligors hereby irrevocably authorises the Lenders), at any time and from time to time, to apply any credit balance (whether or not then due) to which the Obligors is then entitled on any account with the Lenders in (or towards) satisfaction of the sum or sums from time to time owing by the Obligors to the Lenders under and/or pursuant to this Loan Agreement or any Finance Document. The Lenders are not obliged to exercise its rights under this Clause 13.5 (Recover of Overdue Fees), but if the rights are exercised, the Lenders shall give notice to the Obligors of any such application promptly thereafter.

13.6	Liability for Taxes

(a)	The Obligors shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law. The Obligors shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lenders.

(b)	If any Obligor is required to make any Tax Deduction by law from any payment due under the Finance Documents, the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) is equal to the amount which would have been due for payment if no Tax Deduction had been required.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 calendar days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Obligor shall deliver to the Lenders evidence reasonably satisfactory to it that the Tax Deduction has been made and any appropriate payment paid to the relevant taxing authority.

13.7	Illegality and Increased Costs

(a)	If it is or becomes contrary to any law or regulation for the Lenders to make available the Loan Facilities or to maintain its obligations to do so or fund the Loan, the Lenders shall promptly notify the Borrower whereupon: (a) the Lenders' obligations to make the Loan Facilities available shall be terminated; and (b) the Borrower shall be obliged to prepay the Loan either: (i) forthwith; or (ii) on a future specified date on or before the latest date permitted by the relevant law or regulation.

(b)	To require prepayment under Clause 13.7(a), the Lenders shall give written notice to the Borrower demanding prepayment and giving the relevant dates for the prepayment.

(c)	If the result of any change in or to the generally accepted interpretation, administration or application of, or the introduction of, any law or regulation is to subject the Lenders to Taxes or change the basis of the payment of Taxes by the Lenders with respect to any payment under this Loan Agreement (other than Taxes on the overall net income profits or gains of the Lenders), then: (i) the Lenders shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and (ii) the Borrower shall on demand, made at any time whether or not the Loan has been repaid, pay to the Lenders the amount of the increased costs which the Lenders have suffered as a result.

14.	SUCCESS FEE

14.1	Success Fee

Subject to Clause 14.2 (Reduction of Success Fee), the Borrower shall, upon termination of any of the Loan Facilities and/or any prepayment in accordance with Clause 6 (Prepayment), pay a success fee ("Success Fee") as follows:

(a)	[***] of Net Sales for the Trailing 12 Months prior to the date of such termination and/or prepayment determined in accordance with Clause 14.4 (Calculation of Net Sales), if the aggregate of all Loans drawn down under this Loan Agreement is equal to or less than [***];

(b)	[***] of Net Sales for the Trailing 12 Months prior to the date of such termination and/or prepayment determined in accordance with Clause 14.4 (Calculation of Net Sales), if the aggregate of all Loans drawn down under this Loan Agreement is [***] or greater but equal to or less than [***]; and

(c)	[***] of Net Sales for the Trailing 12 Months prior to the date of such termination and/or prepayment determined in accordance with Clause 14.4 (Calculation of Net Sales), if the aggregate of all Loans drawn down under this Loan Agreement is [***] or greater.

14.2	Reduction of the Success Fee

If the Net Sales of the Borrower exceed [***] for the Trailing 12 Months prior to the date of such termination and/or prepayment, the Success Fee payable shall be reduced such that the reference to:

(a)	[***] in Clause 14.1(a) (Success Fee) shall be reduced to [***];

(b)	[***] in Clause 14.1(b) (Success Fee) shall be reduced to [***]; and

(c)	[***] in Clause 14.1(c) (Success Fee) shall be reduced to [***],

(the "Adjusted Success Fee")

and, upon termination of any of the Loan Facilities and/or a prepayment in accordance with Clause 6 (Prepayment), the Borrower shall pay to the Lenders the Adjusted Success Fee (as applicable), pro rata to the Lenders' Commitment.

14.3	Capped Success Fees

Notwithstanding Clauses 14.1 (Success Fee) and 14.2 (Reduction of the Success Fee), any Success Fee or Adjusted Success Fee payable, by the Borrower to the Lenders shall be limited to [***].

14.4	Calculation of Net Sales

No less than 5 Business Days prior to any prepayment date notified by the Borrower in accordance with Clause 6 (Prepayment), the Final Repayment Date or of termination of the Loan Facilities in accordance with the terms of this Loan Agreement, the Borrower shall provide to the Lenders a certificate (a "Net Sales Certificate") signed by an authorised signatory of the Borrower certifying the Net Sales for the trailing 12 calendar month period (the "Trailing 12 Calendar Month Period") together with sufficient details and documentation demonstrating such Net Sales. The Borrower shall pay to the Lenders (pro rata to the Lenders' Commitment) a Success Fee or an Adjusted Success Fee on the basis of the Net Sales Certificate save that the Lenders shall be entitled to have access to the directors of the Borrower to raise any questions and request such further information and documentation as the Lenders may require (in their absolute discretion) in order to determine the Net Sales. Within 15 Business Days of receipt of the Net Sales Certificate, the Lenders may appoint the Lenders' Auditor to conduct an audit of the books and records of the Group to determine the Net Sales for the Trailing 12 Calendar Month Period. The Borrower shall (and shall procure that each Group Company) and its Affiliates provides such assistance and information as may be reasonably requested by the Lenders’ Auditor and the Net Sales shall be equal to the amount determined by the Lenders’ Auditor. If the Lenders’ Auditor determines that the Net Sales are at least 5% less than the Net Sales calculated and included in the Net Sales Certificate, the fees and expenses of the Lenders’ Auditor shall be fully reimbursed, on demand, by the Obligors at the time of the Success Fee or an Adjusted Success Fee is paid, in accordance with Clauses 14.1 (Success Fee) and 14.2 (Adjusted Success Fee) (as applicable).

15.	INDEMNITIES

15.1	Indemnity for Non-Scheduled Payments

(a)	Without derogating from, and without prejudice to the Lenders' right under Clause 13 (Fees, Expenses and Taxes), the Borrower shall indemnify each Lender fully on demand in respect of all expenses, liabilities and losses which are suffered or incurred by the Lenders, as a result of or in connection with:

(i)	funding, or making arrangements to fund, a Loan requested by a Borrower in a Drawdown Notice but not made or borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lenders;

(ii)	any failure (for whatever reason) by a Borrower to make payment of any amount due under this Loan Agreement or the Finance Documents on the due date or, if so payable, on demand; or

(iii)	the occurrence and continuance of an Event of Default and/or the acceleration of repayment of any Loan under Clause 12.4 (Acceleration) and in respect of any Taxes for which the Lenders are liable or held liable in connection with any amount paid or payable to the Lenders (whether for their own account or otherwise) under this Loan Agreement or the Finance Documents.

(b)	The Borrower shall, within 5 Business Days of demand, indemnify the Lenders against any cost, loss or liability incurred by the Lenders as a result of funding, or making arrangements to fund, any portion of the Total Loan Facilities which is not advanced by the Lenders to the Borrower by the end of the Availability Period, other than by reason of wilful default or gross negligence by the Lenders.

15.2	Third Party Claims Indemnity

The Borrower shall indemnify the Lenders fully on demand in respect of claims, demands, proceedings, liabilities, Taxes, losses and expenses of every kind, including without limitation legal fees and expenses which may be made or brought against, or incurred by, the Lenders, in any country, in relation to:

(a)	any action lawfully taken, or omitted or neglected to be taken, under or in connection with the Finance Documents by the Lenders or by any receiver appointed under the Finance Documents after the occurrence of any Event of Default; and

(b)	any breach or inaccuracy of any of the representations and warranties contained in Clause 10 (Representations and Warranties) of the Finance Documents or any breach of any undertaking contained in Clause 11 (Undertaking) of this Loan Agreement or elsewhere in the Finance Documents.

16.	RISK AND INSURANCE

16.1	All risk of loss, theft and damage of and to the Charged Assets from any cause whatsoever shall be the risk of the Obligors, and no such event shall relieve the Obligors of any obligation under a Drawdown Notice.

16.2	The Obligors shall:

(a)	bear all risk of loss of or damage to the Charged Assets whether insured against or not;

(b)	comply with its obligations in Clause 11.1(u) (Undertakings);

(c)	procure that the Lenders and, if the Lenders so requests, any affiliates of the Lenders are an additional insured and that the interest of each Lender is noted under the policy and that the Lenders are loss payees;

(d)	upon request, produce to the Lenders copies of any insurance policy and all premium receipts;

(e)	promptly notify the Lenders of any event which may give rise to a claim under an insurance policy and upon request irrevocably appoint the Lenders to be its sole agent to negotiate, agree or compromise such claim; and

(f)	upon request assign by way of security, or following the occurrence of an Event of Default, a complete assignment to the Lenders of the Obligors' rights under any such policy and irrevocably appoint the Lenders to institute any necessary proceedings.

17.	NOTICES

17.1	Any notice, demand or other communication ("Notice") to be given by any party under, or in connection with, this Loan Agreement or the Security Documents shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by email to the address set out in Clause 17.2, or delivering it by hand or by pre-paid first class post or other next working day delivery service to the address set out in Clause 17.2 and in each case marked for the attention of the relevant party set out in Clause 17.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 17). Any Notice so served by email, post or hand shall be deemed to have been duly received or made as follows:

(a)	if sent by email, when received in legible form;

(b)	in the case of delivery by hand, at the time it is left at the relevant address; or

(c)	in the case of delivery by first class post or other next working day delivery service, on the second Business Day after posting,

provided that in each case where receipt by email or by hand occurs after 5pm on a Business Day (local time in the place of receipt) or on a day which is not a Business Day, delivery shall be deemed to occur at 9am on the next following Business Day (local time in the place of receipt).

References to time in the clause are to local time in the country of the addressee.

17.2	The addresses and email addresses of the parties for the purpose of this Clause 17 (Notices) are as follows:

(a)	Lender:

Address:	25 Old Burlington Street, London W1S 3AN

Email:	[***]

For the attention of:	The Directors

(b)	Obligors:

Calliditas Therapeutics AB
Address:	Box 70351, 10724 Stockholm, Sweden

Email:	[***]

For the attention of:	Renee Lucander

With a copy by email to:	[***]

Calliditas Therapeutics US Inc.

Address:	5 Marine View Plaza, Suite 304, Hoboken, New Jersey 07030-5722 United States

Email:	[***]

For the attention of:	Andrew Udell

With a copy by email to:	[***]

Calliditas NA Enterprises Inc.
Address:	251 Little Falls Drive, Wilmington, Delaware 19808, United States

Email:	[***]

For the attention of:	Andrew Udell

With a copy by email to:	[***]

17.3	A party may notify the other party to this Loan Agreement of a change to its name, relevant addressee, address or email for the purposes of this Clause 17 (Notices), provided that such notice shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date following 5 Business Days after notice of any change has been given.

18.	Obligors’ agent

18.1	Each Obligor by its execution of this Loan Agreement or an Accession Deed irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(a)	the Borrower on its behalf to supply all information concerning itself contemplated by this Loan Agreement to the Lenders and to give all notices and instructions (including, in the case of a Borrower, Drawdown Notices), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(b)	the Lenders to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case that Obligor shall be bound as though that Obligor itself had given the notices and instructions (including, without limitation, any Drawdown Notices) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

18.2	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Borrower or given to the Borrower under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Borrower and any other Borrower, those of the Borrower shall prevail.

19.	GENERAL

Continuing Obligations

19.1	All agreements, covenants, representations and warranties of the Obligors contained in this Loan Agreement or in the Drawdown Notices or other documents delivered pursuant hereto or in connection herewith and continuing, shall survive and remain binding following the execution and delivery, and the expiration, cancellation or other termination of this Loan Agreement and/or the Drawdown Notice.

Lenders' step-in

19.2	If a Borrower fails to perform any of its obligations under any Drawdown Notice duly and promptly, the Lenders may, at their option and at any time, perform the same without waiving any default on the part of such Borrower, or any of the Lenders' rights. The Borrower shall reimburse the Lenders, within 5 Business Days after notice thereof is given to the Borrower, for all expenses and liabilities incurred by the Lenders in the performance of the Borrower's obligations.

Remedies and Waivers

19.3	No failure to exercise, nor any delay in exercising, on the part of the Lenders, any right or remedy hereunder shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Loan Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity. Waiver by the Lenders of any default shall not constitute waiver of any other default.

Rights of first refusal and offer

19.4	Each Obligor (and shall procure that each Group Company) undertakes to the Lenders it will at all times during the Security Period, except as the Lenders may otherwise agree in writing, not enter into a proposed debt refinancing with a third party ("Third Party Lender") unless it has first requested refinancing terms from each Lender by delivery to the Lenders of the key terms offered by a Third Party Lender (where key terms shall mean terms as to commitment, pricing, tenor, repayment (including amortisation profile), financing proceeds, advance rate and financial covenants) (the “Refinancing Terms”) (to the extent that Obligor can do so without breaching any non-disclosure or confidentiality restrictions and unless prohibited by law or regulation). If:

(a)	the Lenders inform the relevant Group Company that they will not offer terms or do not offer terms; or

(b)	if the Lenders offer financing on terms which are not at least as favourable to that Obligor as the Refinancing Terms,

within 10 Business Days of receipt of the Refinancing Terms, that Group Company shall have no further liability to the Lenders and is free to enter into the proposed debt refinancing with the Third Party Lender. If the Lenders offer financing on terms which are at least as favourable to that Obligor as the Refinancing Terms, the Obligors undertake to mandate that Lender for the financing to the exclusion of any other party (including the Third Party Lender) and the relevant Group Company and that Lender will each negotiate in good faith with a view to agreeing documentation to implement the proposed debt financing on the basis of those terms.

Changes to the parties

19.5	The Lenders shall at any time have the right (in their sole discretion), to assign, sell, pledge, grant a security interest in or otherwise encumber its rights under this Loan Agreement and/or one or more Drawdown Notices to any third party (subject to Clause 19.5, other than to a direct or indirect competitor of the Borrower (or an Affiliate of the same) or a fund whose primary business is the acquisition of distressed debt for the implementation of a loan to own strategy) (an "Assignee") provided that such Assignee (i) is not subject to any Sanctions; and (ii) in the event that any Loan is still capable of being drawn down under the terms of this Loan Agreement, is capable of satisfying such advance, and/or may act as an agent for any Assignee in accepting any Drawdown Notice. The Borrower hereby irrevocably consents to any assignment, sale, pledge, grant of a security interest or any other disposal to an Assignee. The Borrower agrees that if it receives notice from the Lenders that it is to make payments under this Loan Agreement and/or any Drawdown Notice to an Assignee rather than to the Lenders, or that any of its other obligations under the relevant Drawdown Notice are to be owed to the named Assignee, and the Borrower shall comply with any such notice. Subject to the foregoing, this Loan Agreement and each Drawdown Notice inures to the benefit of, and is binding upon, the successors and assigns of the Lenders. No Assignee shall be subject to Sanctions regulations and must have sufficient funds to fund any outstanding Commitments under this Loan Agreement.

19.6	At any time when an Event of Default has occurred and is continuing, the Lenders may assign or transfer its right, benefits and obligations under the Finance Documents to any third party ((including, without limitation, a direct or indirect competitor of the Borrower (or an Affiliate of the same) or a fund whose primary business is the acquisition of distressed debt for the implementation of a loan to own strategy).

Security Interests created by the Lenders

19.7	The Lenders may at any time, with prior notification to the Borrower, create a Security Interest in or over all or any of its rights under this Loan Agreement or any Security Document to secure its obligations, including any Security Interest to secure obligations to a federal reserve or central bank, except that no such Security Interest shall: (i) release the Lenders from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant Security Interest for the Lenders as a party to this Loan Agreement or any Security Document; or (ii) require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lenders under the Finance Documents.

Confidential Information

19.8	In handling any confidential information, the Lenders shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made:

(a)	to any of the Lenders' subsidiaries or affiliates (and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives) in connection with its business with the Borrower;

(b)	to prospective transferees or purchasers of any interest in the Loan (provided, however, the Lenders shall use commercially reasonable efforts to obtain such prospective transferee's or purchaser's agreement to the terms of this provision);

(c)	as required by law, regulations, subpoena, or other order;

(d)	to the Lenders' regulators or as otherwise required in connection with the Lenders' examination or audit;

(e)	as the Lenders consider appropriate in exercising remedies under the Finance Documents; and

(f)	to third-party service providers of the Lenders so long as such service providers have executed a confidentiality agreement with the Lenders with terms no less restrictive that those contained in this Clause 19.8.

19.9	Confidential information does not include information that is in the public domain or in the Lenders' possession when disclosed to the Lenders, or becomes part of the public domain after disclosure to the Lenders; or is disclosed to the Lenders by a third party is prohibited from disclosing the information.

Inside Information

19.10	The Lenders acknowledge that some or all of the confidential information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lenders undertake not to use any confidential information for any unlawful purpose.

Severability

19.11	If, at any time, any provision herein or in any Security Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, it shall be deemed modified to the minimum extent necessary to make it legal, valid and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clauses shall not affect the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such affected provision under the law of any other jurisdiction will in any way be affected or impaired.

Third Party Rights

19.12	A person who is not a party to this Loan Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce or enjoy the benefits of any term of this Loan Agreement.

Entire Agreement

19.13	This Loan Agreement, together with the Finance Documents, constitute the entire agreement between the parties with respect to the subject matter hereof. This Loan Agreement may not be modified except in writing executed by the Lenders and the Borrower. No supplier or agent of the Lenders is authorised to bind the Lenders or to waive or modify any term of this Loan Agreement.

Counterparts

19.14	This Loan Agreement may be executed in counterparts (including facsimile and .pdf copies), each of which shall constitute a duplicate original, but all such counterparts shall together constitute one and the same instrument.

20.	dispute resolution

20.1	Arbitration

(a)	Subject to Clause 20.2 (Lenders' option to refer Disputes to Court), any dispute arising out of or in connection with the Finance Documents (including a dispute relating to the existence, validity or termination of that Finance Document or any non-contractual obligation arising out of or in connection with that Finance Document) (a "Dispute") shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (LCIA) then in force (the "LCIA Rules").

(b)	The seat (or legal place) of arbitration shall be London, England.

(c)	The language of the arbitration shall be English.

(d)	The tribunal shall consist of three arbitrators (the "Tribunal"). One arbitrator to be nominated by the Party requesting arbitration (the "Claimant") and one arbitrator to be nominated by the Party named as respondent by the Claimant (the "Respondent", and together with the Claimant the "Disputing Parties") within 14 calendar days of the Claimant’s arbitrator nomination. The third arbitrator shall be nominated by agreement between the two arbitrators nominated by the Disputing Parties. If the two arbitrators so appointed fail to agree on the nomination of the third arbitrator within 10 calendar days of the nomination of the Respondent’s arbitrator, or if either the Claimant or the Respondent fails to nominate its own arbitrator, the LCIA Court shall make the relevant appointment.

(e)	Any award by the Tribunal shall be final and binding on the Parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction.

(f)	The Tribunal shall render a final award in any arbitration within six months of the appointment of the Tribunal by the LCIA Court. This time limit may only be extended with the consent of the Disputing Parties or by the Tribunal for good cause shown, provided that no award shall be invalid even if it is not rendered within the time period herein specified, or not rendered within any extended period. At the earliest opportunity, the Tribunal shall, in consultation with the Disputing Parties, set out a procedural timetable for the service of pleadings and evidence. Any pleading or evidence served otherwise than in compliance with such timetable will be struck out by the Tribunal, unless the submitting party shows good cause for the deviation and has been granted an appropriate extension by the Tribunal (ahead of the expiration of the relevant deadline), bearing in mind the effect such extension will have on the case timetable.

(g)	The Disputing Parties agree that to the extent that the Tribunal is minded to order any document production, it will be guided by the IBA Rules in doing so.

20.2	Lenders' option to refer Disputes to Court

(a)	Notwithstanding Clause 20.1 (Arbitration) above, the Lenders shall have the option (exercisable entirely at their sole and exclusive discretion) to give notice to the Borrower that any particular Dispute shall be resolved not by way of arbitration, but in accordance with Clause 20.3 (Court Jurisdiction) below.

(b)	The option set out at paragraph (a) above must be exercised no later than either:

(i)	at the time any claim is commenced if the Lenders are the Claimant Party; or

(ii)	the time of the service of a Response (as defined in the LCIA Rules) if the Lenders are the Respondent Party. The exercise of the option in such circumstances will immediately serve to terminate any related arbitration proceedings.

20.3	Court Jurisdiction

(a)	Where the Lenders have exercised its option under Clause 20.2 (Lenders' option to refer Disputes to Court), the courts of England have exclusive jurisdiction to settle any Dispute.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 20.3 (Court Jurisdiction) is for the benefit of the Lenders only. As a result, the Lenders shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lenders may take concurrent proceedings in any number of jurisdictions.

20.4	Arbitration to prevail

Should the option set out in Clauses 20.2 (Lenders' option to refer Disputes to Court) and 20.3 (Court Jurisdiction) be found unenforceable, for whatever reason, the Parties’ agreement to refer disputes to arbitration shall prevail, without further reference to Clause 20.3 (Court Jurisdiction) in relation to that Dispute.

21.	service

21.1	Without prejudice to any other mode of service allowed under any relevant law, the Obligors:

(a)	appoints Law Debenture Corporate Services Limited of 8th Floor, 100 Bishopsgate, London, EC2N 4AG, with phone number: [***], fax number: [***] and email address: [***] as its agent for service of process in relation to any proceedings before the English courts in connection with this Loan Agreement and agrees to provide the Lenders with evidence of such appointment; and

(b)	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned.

Schedule 1

Obligors

PART 1

Borrower

Name of Company	Company Number	Address	Jurisdiction of incorporation
Calliditas Therapeutics AB	556659-9766	Box 70351, 107 24 Stockholm, Sweden	Sweden

Part 2

Original Guarantors

Name of Company	Company Number	Address	Jurisdiction of incorporation
Calliditas Therapeutics AB	556659-9766	Box 70351, 107 24 Stockholm, Sweden	Sweden
Calliditas Therapeutics US Inc	0101058258	Calliditas Therapeutics US Inc. 5 Marine View Plz Ste 304 Hoboken New Jersey 07030-5722 United States	Delaware (US)
Calliditas NA Enterprises Inc. (formerly known as Calliditas Therapeutics, Inc.)	7281457	251 Little Falls Drive, Wilmington, Delaware 19808, United States	Delaware (US)

Schedule 2

FORM OF DRAWDOWN NOTICE

DRAWDOWN NOTICE

Drawdown

No. [**]

dated	20[**]

between

KREOS CAPITAL VI (UK) LIMITED and KREOS CAPITAL 2020 OPPORTUNITY (UK) LIMITED the ("Lenders")	CALLIDITAS THERAPEUTICS AB the ("Borrower")

This Drawdown Notice forms a Schedule to a Loan Agreement between, amongst others, the Lenders and the Borrower dated [***] 2021 (the "Loan Agreement").

The Lenders have granted the Borrower loan facilities pursuant to the terms and conditions set out in the Loan Agreement and attached Schedules.

Words and expressions in this Drawdown Notice shall have the same meanings as in the Loan Agreement.

Part 1

Loan Details

Total Loan Facilities	Euro Equivalent of $75,000,000.00

Loan Facility	Tranche [A/B/C] Facility

Amount of Loan Facility to be drawn down pursuant to this Drawdown Notice	[**]

Loan Term	[***]

Bank Account Details for remittance of funds	[**]

Drawdown Date (which shall be a Business Day no later than the Availability Period)	[***] 20☐

The Borrower makes a PIK Election in relation to the Loan	[Yes/No]

Repayment Schedule – Please see Part 2

We confirm that:

(a)	the representations and warranties made by us in the Loan Agreement are true and accurate on the date of this Drawdown Notice as if made on such date; and

(b)	no Event of Default has occurred and is continuing or would result from the delivery of this Drawdown Notice.

This Drawdown Notice is irrevocable.

SIGNED by	)

[NAME OF SIGNATORY]	)

for and on behalf of	)

[NAME OF COMPANY]	)

dated [DATE]

Part 2

Repayment Schedule

[To be provided by Lenders prior to submission of relevant Drawdown Notice]

Schedule 3

FORM OF ACCESSION DEED

This Accession Deed is made on	202[●]

Between:

(1)	CALLIDITAS THERAPEUTICS AB, [a company incorporated in Sweden with company number 556659-9766 its registered offices in Box 70351, 107 24 Stockholm, Sweden (the "Borrower");

(2)	[●] a company registered [●] in with registration number [●] whose registered office is at [●] (the "New Obligor");

(3)	KREOS CAPITAL VI (UK) LIMITED, a company incorporated in England and Wales under registration number 11535385 whose registered office is at Amf Building, 25 Old Burlington Street, London, United Kingdom, W1S 3AN; and

(4)	KREOS CAPITAL 2020 OPPORTUNITY (UK) LIMITED, a company incorporated in England and Wales under registration number 13106037 whose registered office is at 25-28 Old Burlington Street, London, England, W1S 3AN,

(the "Lenders"), and is supplemental to a loan agreement made between, amongst others, the Borrower and the Lenders on ___ _________ 2021 (the "Loan Agreement").

This Accession Deed witnesses as follows:

1.	Definitions and Interpretation

Unless a contrary intention appears, words and expressions defined in the Loan Agreement have the same meaning in this Accession Deed and clause 2 (Interpretation) of the Loan Agreement shall apply to this Accession Deed.

2.	Confirmation

(a)	The New Obligor confirms it has read and understood the content of the Loan Agreement.

(b)	The Borrower confirms that no Event of Default is continuing or will occur as a result of the accession of the New Obligor to the terms of the Loan Agreement.

3.	Accession

With effect from the date of this Accession Deed, the New Obligor becomes a party to, and will be bound by the terms of, and assume the obligations and duties of a [Borrower and Guarantor][Guarantor] under, the Loan Agreement as if it had been a party to the Loan Agreement from ___ _________ 2021.

4.	Construction

(a)	The Loan Agreement shall continue and remain in full force and effect and this Accession Deed shall be read and construed as one with the Loan Agreement so that all references to "this Loan Agreement" in the Loan Agreement shall include reference to this Accession Deed.

(b)	This Accession Deed is a Finance Document.

5.	Governing Law

(a)	This Accession Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

(b)	Without prejudice to any other mode of service allowed under any relevant law, the New Obligor:

(i)	irrevocably appoints [●] as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the New Obligor of the process will not invalidate the proceedings concerned.

In witness whereof the Borrower, the New Obligor and the Lenders have caused this Accession Deed to be duly executed on the date appearing at the head of page 1.

[Add signature blocks]

Schedule 4

pRODUCT

NEFECON

the formulation, which is a 4mg capsule containing the active ingredient budesonide comprises two components:

-	Enteric-coated capsules to deliver the active ingredient to the ileum (delayed release);

-	Triple coated sustained-release beads containing the active ingredient, which are filled into the capsules.

The design provides a release profile of the active ingredient, which high concentration and precision, to the target area in the ileum.

The components used in the product are safe and well-known standard pharmacopeial excipient, approved by regulation in the United States and the EU (USP/UVF and PH-EUR).

The product described in USD IND 107950 (ING records on the Effective Date). The design is described in greater detail in the PCT application, WO2009138716.

Duly executed by the parties on the date first set out on the first page of this Loan Agreement.

OBLIGORS

Signed for and on behalf of
CALLIDITAS THERAPEUTICS AB,
a company incorporated in Sweden

By:

Name: Renee Aguiar-Lucander

Title: CEO

Signed for and on behalf of
CALLIDITAS NA ENTERPRISES INC.
(formerly known as Calliditas Therapeutics, Inc.),
a New York corporation

By:

Name: Andrew Udell

Title: President

Signed for and on behalf of
CALLIDITAS THERAPEUTICS US INC.,
a New Jersey corporation

By:

Name: Andrew Udell

Title: President

Signed for and on behalf of
KREOS CAPITAL 2020 OPPORTUNITY
(UK) LIMITED

By:

Name: Aris Constantinides

Title: Director

Signed for and on behalf of
KREOS CAPITAL VI (UK) LIMITED

By:

Name: Aris Constantinides

Title: Director